Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-296826 on Form S-1 of our report dated March 30, 2026 (July 6, 2026, as to the effects of the reverse stock split described in Note 1), relating to the financial statements of Csquare, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida

July 6, 2026